Exhibit 5.1

September 6, 2024

Omega Healthcare Investors, Inc.

303 International Circle

Suite 200

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as special “Maryland law” counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of shares of the Company’s common stock, $0.10 par value per share, having an aggregate offering price of up to $1,250,000,000 (the “Shares”) pursuant to that certain At-the-Market Equity Offering Sales Agreement (the “Agreement”) dated as of September 6, 2024, between the Company and each of the Managers identified on Annex I hereto (collectively, the “Managers”), as sales agent and/or principal. The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (a) that certain Registration Statement on Form S-3 (File No. 333-277916), filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2024 (the “Registration Statement”), and (b) a Prospectus Supplement, dated September 6, 2024 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

In connection herewith, we have examined:

1.	the Agreement;
2.	the Registration Statement; and
3.	the Prospectus Supplement.

Omega Healthcare Investors, Inc.

September 6, 2024

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter and the Amended and Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites maintained by a court or governmental authority or regulatory body, and the authenticity of the originals of such latter documents. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing, and in good standing with the Maryland State Department of Assessments and Taxation under the laws of the State of Maryland.

2.	The Shares to be issued pursuant to the Agreement have been duly authorized for issuance and upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable under the Maryland General Corporation Law.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinions herein reflect only the application of the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland constitution and reported judicial decisions interpreting the foregoing) and we do not express any opinions herein concerning any other law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Omega Healthcare Investors, Inc.

September 6, 2024

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A.
SHAPIRO SHER GUINOT & SANDLER, P.A.

Omega Healthcare Investors, Inc.

September 6, 2024

Annex I

Sales Agents, Forward Sellers and Forward Purchasers

As Agents	As Forward Purchasers

Wells Fargo Securities, LLC	Wells Fargo Bank, National Association
Barclays Capital Inc.	Bank of America, N.A.
Berenberg Capital Markets LLC	Bank of Montreal
BofA Securities, Inc.	Barclays Bank PLC
BMO Capital Markets Corp.	Citizens JMP Securities, LLC
Capital One Securities, Inc.	Crédit Agricole Corporate and Investment
Citizens JMP Securities, LLC	Bank
Credit Agricole Securities (USA) Inc.	JPMorgan Chase Bank, National
Fifth Third Securities, Inc.	Association
J.P. Morgan Securities LLC	KeyBanc Capital Markets Inc.
KeyBanc Capital Markets Inc.	Mizuho Markets Americas LLC
Mizuho Securities USA LLC	Morgan Stanley & Co. LLC
Morgan Stanley & Co. LLC	MUFG Securities EMEA plc
MUFG Securities Americas Inc.	Raymond James & Associates, Inc.
R. Seelaus & Co., LLC	Robert W. Baird & Co. Incorporated
Raymond James & Associates, Inc.	Royal Bank of Canada
RBC Capital Markets, LLC	Stifel, Nicolaus & Company, Incorporated
Regions Securities LLC	The Bank of Nova Scotia
Robert W. Baird & Co. Incorporated	Truist Bank
Scotia Capital (USA) Inc.
Stifel, Nicolaus & Company, Incorporated
Truist Securities, Inc.